Exhibit 10.2

TERM LOAN AGREEMENT

AMONG

CRAFTMADE INTERNATIONAL, INC.,
WOODARD—CM, LLC

AND

THE FROST NATIONAL BANK

July 8, 2009

ii

EXHIBITS

Exhibit A	Term Loan Note
Exhibit B	Mortgage
Exhibit C	[Intentionally Omitted]
Exhibit D	Notice of Final Agreement
Exhibit E	Guaranty Agreement

Schedule 6.4	Existing Liens
Schedule 6.5	Existing Debt
Schedule 6.11	Existing Investments
Schedule 7.1	Subsidiaries
Schedule 7.4	Existing Litigation
Schedule 9.1	Notice Addresses

iii

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT is dated as of July 8, 2009 (this agreement, together with all amendments and restatements, this “Agreement”), among WOODARD—CM, LLC, a Delaware limited liability company (“Borrower”), CRAFTMADE INTERNATIONAL, INC., a Delaware corporation (“Parent”), and THE FROST NATIONAL BANK (“Lender”).
BACKGROUND
Borrower has requested Lender to make a term credit facility available to Borrower. Lender has agreed to do so, subject to the terms and conditions of this Agreement.
AGREEMENT
In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. For purposes of this Agreement:
“Affiliate” means any Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled By or is Under Common Control with any other Person.
“Agreement Date” means the date of this Agreement.
“Applicable Law” means (a) in respect of any Person, all provisions of Laws and orders of Governmental Authorities applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all Governmental Authorities and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of Texas, “Applicable Law” means the Laws of the United States of America, including without limitation 12 U.S.C. §§85 and 86, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the Laws of the State of Texas, and any other Laws of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit.
“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.
“Auditors” means independent certified public accountants selected by Parent and reasonably acceptable to Lender.

“Authorized Signatory” means such senior personnel of Borrower, any Subsidiary of Borrower or an Obligor as may be duly authorized and designated in writing by Borrower, such Subsidiary or such Obligor to execute documents, agreements and instruments on behalf of Borrower, such Subsidiary or such Obligor.
“Bank Liens” means Liens in favor of Lender securing all or any of the Obligations, arising pursuant to the Mortgage, as amended, modified, restated, and/or replaced from time to time.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s office is located.
“Capital Leases” means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.
“CM Real Estate” means CM Real Estate, LLC, a Texas limited liability company, and wholly-owned direct Subsidiary of Borrower.
“Code” means the Uniform Commercial Code as in effect in Texas or such other state where any Collateral is located, as the case may be.
“Collateral” means any assets of any Person in which at any time Lender shall be granted a Bank Lien to secure the Obligations.
“Compliance Certificate” means a compliance certificate pursuant to Section 5.2(c) of this Agreement.
“Contingent Debt” means, for any Person:
(a) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations of any other Person;
(b) obligations under any contract providing for the making of loans, advances or capital contributions to any other Person, or for the purchase of any property from any other Person, in each case in order to enable such other Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay Debts, Dividends or expenses;
(c) obligations under any contract to rent or lease (as lessee) any real or personal property (other than operating leases) if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

(d) obligations in respect of letters of credit; and
(e) obligations under any other contract which, in economic effect, is substantially equivalent to a guaranty, including but not limited to “keep well” or “capital maintenance” agreements.
“Control” or “Controlled By” or “Under Common Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event any Person which beneficially owns, directly or indirectly, 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation or managers of a limited liability company or other governance board of an entity shall be conclusively presumed to control such corporation or limited liability company.
“Debt” means, at any time, for any Person, (a) Capital Leases, (b) Contingent Debt, (c) debt created, issued, incurred or assumed for money borrowed or for the deferred purchase price of property purchased, (d) all debt, obligations and liabilities secured by any Lien upon any property owned by such Person, even though it has not assumed or become liable for the payment of same, and (e) liabilities in respect of unfunded vested benefits under any Plans.
“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization or similar debtor relief Laws affecting the rights of creditors generally from time to time in effect.
“Default” means any of the events specified in Section 8.1 that would, with the giving of notice or the passage of time, become an Event of Default.
“Disposition” and “Dispose” mean any sale, lease, abandonment, transfer, disposal, exchange or other transfer of any ownership or leasehold interest in or control of any asset.
“Dividends” means, with respect to any Person, any dividend on any class of its capital stock or other equity interest now or hereafter outstanding, any distribution of cash or property to owners of any shares of such stock or other equity interest.
“Dollars” and the sign “$” mean lawful money of the United States of America.
“Eligible Replacement Lender” means any bank or financial institution with assets in excess of $50,000,000,000 and which is regulated by the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, or the Office of Thrift Supervision.
“Elitex” means the Elitex Development, Ltd., a Hong Kong company, and wholly-owned direct Subsidiary of Trade Source International, Inc.
“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, real property improvements or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, consent decree, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release; (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.
“Environmental Law” means any and all applicable domestic Laws, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended by 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended by 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., and any similar or implementing Law.
“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Event of Default” means any of the events specified in Section 8.1, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further specified condition, event or act.
“Existing Credit Agreement” means that certain Third Amended and Restated Loan Agreement, dated as of December 31, 2007, among the Parent, the lenders party thereto and Frost, as administrative agent, as amended, modified or supplemented from time to time.
“Existing Debt” means the Debt of Parent and its Subsidiaries existing on the Agreement Date, which is described on Schedule 6.5, including renewals (but not increases) thereof.
“Existing Investments” means the Investments of Parent and its Subsidiaries existing on the Agreement Date, which are described on Schedule 6.11.

“Existing Liens” means Liens against assets of Parent and its Subsidiaries existing on the Agreement Date, which are described on Schedule 6.4.
“Existing Litigation” means the Litigation involving or otherwise affecting Parent and its Subsidiaries existing on the Agreement Date, which is described on Schedule 7.4.
“Financial Statements” includes, but is not limited to, balance sheets, profit and loss statements, reconciliations of capital and surplus and/or partnership capital accounts, as appropriate, and statements of changes in financial position or cash flow, prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with GAAP.
“Foreign Subsidiary” means Elitex, TSI Prime Asia and any other direct or indirect Subsidiary of Parent that is not organized under the laws of any political subdivision of the United States.
“Frost” means The Frost National Bank and its successors.
“GAAP” means generally accepted accounting principles applied on a consistent basis, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question, and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative Governmental Authority, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” means (a) Parent, (b) each Subsidiary (whether now or hereafter existing) of Parent other than Borrower, any Foreign Subsidiary, and CM Real Estate (so long as (i) CM Real Estate engages in no business or activity other than the ownership, operation, leasing and maintenance of the real property located at 650 South Royal Lane, Coppell, Texas and activities related thereto and (ii) Parent remains its sole member).
“Guaranty” means a Guaranty Agreement, substantially in the form of Exhibit E, duly executed by each Guarantor.
“Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower. For purposes of determining the Highest Lawful Rate under Applicable Law, the indicated rate ceiling shall be the lesser of (a)(i) the “weekly ceiling”, as that expression is defined in Section 303.003 of the Texas Finance Code, as amended, or (ii) if available in accordance with the terms thereof and at Lender’s option after notice to Borrower and otherwise in accordance with the terms of Section 303.103 of the Texas Finance Code, as amended, the “annualized ceiling” and (b)(i) if the amount outstanding under this Agreement is less than $250,000, 24% per annum, or (ii) if the amount under this Agreement is equal to or greater than $250,000, 28% per annum.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or acquisition of all or substantially all of the assets of any Person, (b) any direct or indirect purchase or other acquisition of, or a beneficial interest in, any equity interest or other securities of any other Person, or (c) any direct or indirect loan, advance, or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from Dispositions to that other Person in the ordinary course of business.
“Investment Grade Securities” means and includes (a) securities that are direct obligations of the United States of America, the payment of which is backed by the full faith and credit of the United States of America, (b) debt securities or debt instruments with a rating of A or higher by S&P, A2 or higher by Moody’s, Class (1) or higher by NAIC or the equivalent of such rating by S&P, Moody’s or NAIC, or if none of S&P, Moody’s and NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Parent and its wholly-owned Subsidiaries, and (c) any fund investing exclusively in investments of the type described in clauses (a) and (b), which funds may also hold immaterial amounts of cash pending investment and/or distribution.
“Laws” means, collectively, all international, foreign, Federal, state and local constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender’s Office” means Lender’s address and, as appropriate, account as set forth on Schedule 9.1, or such other address or account as Lender may from time to time notify Borrower.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give or not to give any of the foregoing), any conditional sale or other title retention agreement, any financing or other lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction.
“Litigation” means any proceeding, claim, lawsuit and/or investigation conducted or threatened by or before any Governmental Authority, including, but not limited to, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement or other instrument.
“Loan Documents” means this Agreement, the Term Loan Notes, the Security Documents, the Guaranties, and all other documents and instruments executed and delivered to Lender by any Obligor or any other Person in connection with this Agreement.
“Material Adverse Change or Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Obligors, taken as a whole to perform any obligations under any Loan Documents, including repayment of the Obligations, or (c) an adverse effect on any Lien granted pursuant to a Security Document.
“Maximum Amount” means the maximum amount of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means the Mortgage executed by Borrower, substantially in the form of Exhibit B.
“Mortgaged Property” means the Property as that term is defined in the Mortgage.
“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of an insured loss, casualty insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees, commissions and out-of-pocket expenses paid by any Obligor to third parties (other than Affiliates) in connection with such event (including reasonable attorneys fees and expenses), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by any Obligor as a result of such event to repay Debt (other than the Term Loan) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by any Obligor (as determined reasonably and in good faith by the chief financial officer of Borrower).

“Notice of Final Agreement” means the Arbitration and Notice of Final Agreement, substantially in the form of Exhibit D.
“Obligations” means all obligations, indebtedness and liabilities under the Loan Documents now or hereafter owing by Borrower or any other Person to or for the benefit of Lender, whether joint or several, fixed or contingent, including principal, interest, expenses of collection and foreclosure and attorneys’ fees that Borrower is responsible for pursuant to Section 9.2. Without limiting the generality of the foregoing, “Obligations” includes interest, fees and other amounts that would accrue after the commencement by or against Borrower, any Affiliate thereof or any other Person (other than Lender or any Participant) of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding.
“Obligor” means Borrower, each Guarantor and each other Person liable for performance of any of the Obligations or the property of which secures the performance of any of the Obligations.
“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any Dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Parent Credit Agreement” means that certain Credit Agreement, dated as of July 8, 2009, between the Parent and Bank of America, N.A., as amended, modified or supplemented from time to time, and including any renewals, refinancings, replacements and extensions of the Debt evidenced thereby, so long as the lender is Parent Lender.
“Parent Lender” means Bank of America, N.A. or any Eligible Replacement Lender.

“Parent Credit Agreement Satisfaction Conditions” means the satisfaction of all of the following conditions: (a) the obligations under the Parent Credit Agreement have been paid in full, provided, however, with respect to any contingent or unliquidated obligations owing to Parent Lender, adequate provision (satisfactory to the Parent Lender or as a court of competent jurisdiction may otherwise determine in a final non-appealable judgment) has been made, (b) all commitments to extend credit under the Parent Credit Agreement have been terminated, and (c) there are no outstanding letters of credit or other instruments issued under or in connection with the Parent Credit Agreement.
“Parent Credit Agreement Satisfaction Date” means the earlier of (i) the first date on which (a) all of the Parent Credit Agreement Satisfaction Conditions have been satisfied, and (b) Parent Lender shall have given the Parent Credit Agreement Satisfaction Notice; and (ii) such time as Parent Lender is no longer the lead lender under the Parent Credit Agreement.
“Parent Credit Agreement Satisfaction Notice” means a written notice from Parent Lender which states that the Parent Credit Agreement Satisfaction Conditions have occurred. Following the satisfaction of the Parent Credit Agreement Satisfaction Conditions, Parent shall request that Parent Lender deliver to Lender the Parent Credit Agreement Satisfaction Notice within 15 days after request therefor from either Lender or Parent, provided, however, that if the Parent Credit Agreement Satisfaction Conditions have not been satisfied, Parent shall request that Parent Lender deliver to Lender a statement setting forth which Parent Credit Agreement Satisfaction Conditions have not been satisfied and what obligations remain outstanding under the Parent Credit Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.
“Permitted Acquisition” means the acquisition of the assets or equity of another Person, so long as in each case (a) the acquisition is permitted by the terms of the Parent Credit Agreement or any consent of the Parent Lender and (b) each acquired entity executes and delivers, or causes to be executed and delivered, each of the documents described in Section 6.10.
“Permitted Debt” means (a) Existing Debt, (b) the Obligations, (c) trade accounts payable and other similar obligations incurred in the ordinary course of business, (d) purchase money Debt not to exceed $1,500,000 in aggregate amount outstanding at any time, and (e) Debt in respect of the Parent Credit Agreement.
“Permitted Investments” means (a) Investment Grade Securities, (b) Existing Investments, (c) travel advances to employees in the ordinary course of business, (d) equity contributions made by Parent or Subsidiaries of Parent in existing Subsidiaries of Parent that are either Guarantors, if such equity contribution results in an increase in shareholders’ or members’ equity of such Subsidiary receiving such equity contribution, and (e) other Investments of Parent and its Subsidiaries that do not, as at any date of determination, exceed in the aggregate $500,000 (the value of each such Investment to be the greater of (1) the then current market value of such Investment, and (2) the purchase price of such Investment).

“Permitted Liens” means (a) Bank Liens, (b) pledges or deposits made to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, pensions, or other social security programs (excluding any Liens in respect of ERISA), (c) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business, (d) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair the use of such property by any Obligor or any of its Subsidiaries in the operation of its business in any manner which would have a Material Adverse Effect, (e) the following, if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings for which Borrower has established adequate reserves and so long as levy and execution thereon have been stayed and continue to be stayed: claims and Liens for Taxes due and payable; claims and Liens upon, and defects of title to, real or personal property or other legal process prior to adjudication of a dispute on the merits, including mechanic’s and materialmen’s Liens; and adverse judgments on appeal, (f) set-off, charge-back and other rights of depository and collection banks and other financial institutions with respect to money or instruments of Borrower or its Subsidiaries on depository with or in possession of such institutions, (g) Liens arising under Capital Leases and purchase money Debt permitted under this Agreement, (h) Existing Liens and (i) and other Liens permitted by the Parent Credit Agreement or by the prior written consent of Parent Lender.
“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, and a government or any department, Governmental Authority, agency or political subdivision thereof.
“Plan” means any plan subject to Title IV of ERISA and maintained for employees of any Obligor or any of its Subsidiaries, or of any member of a controlled group of corporations, as the term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which any Obligor or any of its Subsidiaries is a part.
“Prepayment Event” means (a) any sale, transfer, condemnation or other disposition (including pursuant to a sale and leaseback transaction) of Collateral, and (b) the receipt by Borrower or any other Obligor of any insurance or other cash proceeds by reason of theft, loss, physical destruction or damage or any other similar event with respect to any Collateral.
“Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, the rate established by Frost as its prime rate. The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal, or as established by Frost, as appropriate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Lender.
“Principal Office” means the principal office of a Lender specified on Schedule 9.1.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.
“Reportable Event” means a reportable event as defined in Section 4043(b) of Title IV of ERISA or PBGC regulations issued thereunder, other than a reportable event not subject to Section 4043’s notification requirements pursuant to PGBC’s regulations.
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., a New York corporation.
“Security Documents” means, collectively, the Mortgage and any and all other documents, instruments, financing statements, public notices and the like executed and delivered in connection with any of the Bank Liens or the Collateral.
“Senior Management” means each of James Ridings, Brad Heimann, and Marcus Scrudder.
“Solvent” means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.
“Special Counsel” means the law firm of Winstead PC, or such other legal counsel as Lender may select.
“Stock Repurchases” means, with respect to any Person, any retirement, redemption, purchase, repurchase or other acquisition, directly or indirectly, of any shares of any class of its capital stock or other equity interest now or hereafter outstanding.
“Subordinated Debt” means any indebtedness of Parent or its Subsidiaries which shall have been and continues to be validly and effectively subordinated to the Obligations pursuant to a written agreement in form and substance acceptable to Lender.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” means all taxes, assessments, fees or other charges from time to time or at any time imposed by any Laws or by any Governmental Authority.
“Term Loan” has the meaning specified in Section 2.1.
“Term Loan Commitment” means $3,500,000.
“Term Loan Maturity Date” means the first to occur of (a) the Termination Date, or (b) the date the Obligations are accelerated.
“Term Loan Note” means the promissory note made by Borrower in favor of Lender evidencing the Term Loan made by Lender, substantially in the form of Exhibit A.
“Termination Date” means July  _____, 2012.
“TSI Prime Asia” means TSI Prime Asia Limited, a wholly-owned direct Subsidiary of Elitex.
1.2 Additional Definitions. The following additional terms have the meaning specified in the indicated Section or other provision of this Agreement:

Term	Section/Provision

Agreement	Introductory Paragraph
Borrower	Introductory Paragraph
Indemnified Matters	Section 5.6
Indemnified Taxes	Section 3.1(a)
Indemnitees	Section 5.6
Lender	Introductory Paragraph
Parent	Introductory Paragraph
Participant	Section 9.6(b)
Participation	Section 9.6(b)
Properties	Section 7.15(a)
Term Loan	Section 2.1
1.3 Construction. Unless otherwise expressly provided in this Agreement or the context requires otherwise, (a) the singular shall include the plural, and vice versa, (b) words of a gender include the other gender, (c) all accounting and financial terms shall be construed in accordance with GAAP, (d) all references to time are San Antonio time,(e) monetary references are to Dollars, (f) all references to “Articles,” “Sections,” “Exhibits,” and “Schedules” are to the Articles, Sections, Exhibits, and Schedules of and to this Agreement, (g) headings used in this Agreement and each other Loan Document are for convenience only and shall not be used in connection with the interpretation of any provision hereof or thereof, (h) references to any Person include that Person’s heirs, personal representatives, successors, and permitted assigns, that Person as a debtor-in possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for such Person or all or substantially all of its assets, (i) references to any Law include every amendment or restatement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to a particular Loan Document include each amendment, modification, or supplement to or restatement of it made in accordance with this Agreement and such Loan Document.

ARTICLE II
LOAN
2.1 Term Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make a term loan in the amount of the Term Loan Commitment (the “Term Loan”), to Borrower on the Agreement Date.
2.2 Funding. Upon satisfaction of the applicable conditions set forth in Article V, Lender shall make the proceeds of the Term Loan available to Borrower by crediting the account of Borrower on the books of Lender with the amount of such funds.
2.3 Term Loan Note. The Term Loan will be evidenced by the Term Loan Note. Interest on the Term Loan will accrue at the rates set forth in the Term Loan Note. The principal of and interest on the Term Loan will be due and payable in accordance with the terms and conditions set forth in the Term Loan Note and in this Agreement.
2.4 Voluntary Prepayments. Borrower may at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty. Each partial prepayment of the Term Loan shall be in an aggregate amount of $100,000 or an integral multiple thereof. Prepayments shall be accompanied by accrued interest on the principal amount prepaid. Such amount prepaid shall be applied to the Term Loan in the inverse order of maturity.
2.5 Mandatory Prepayments. In the event and on each occasion that any Net Proceeds are received by or on behalf of Borrower in respect of any Prepayment Event, Borrower shall, within five days after such Net Proceeds are received, prepay the Term Loan in an aggregate amount equal to:
(a) Asset Dispositions. In the case of Net Proceeds received in any event described in clause (a) of the definition of Prepayment Event, the total amount of such Net Proceeds; and
(b) Recovery Events. Subject to Section 2.5(e), in the case of Net Proceeds received in any event described in clause (b) of the definition of Prepayment Event, the total amount of such Net Proceeds; provided that if (A) no Default or Event of Default exists, (B) Borrower delivers to Lender a written plan describing the proposed use of such Net Proceeds to repair, restore or replace the stolen, lost, destroyed or damaged property or asset, and certifying that no Default or Event of Default exists, and (C) such repair, restoration or replacement has commenced within 60 days after the loss event, then no prepayment shall be required pursuant to this Section 2.5(b).
(c) Application. All amounts prepaid pursuant to this Section 2.5 shall be applied to the unpaid principal of the Term Loan in the inverse order of maturity and shall be accompanied by accrued interest on the principal amount prepaid.

(d) Exception. Notwithstanding Section 2.5(b), in the event that Borrower has received Net Proceeds (i) in an aggregate amount less than $50,000 from a single event described in Section 2.5(b), (ii) or in an aggregate amount less than $100,000 from all events and circumstances described in Section 2.5(b), Borrower shall not be required to comply with the mandatory prepayment requirements of Section 2.5(b) with respect to such amounts received after the Agreement Date.
2.6 Payments Generally. (a) Each payment (including prepayments) by Borrower of the principal of or interest on the Term Loan and any other amount owed under this Agreement or any other Loan Document shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to Lender at Lender’s Office, in Dollars constituting immediately available funds. All payments received by Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b) If any payment under this Agreement or any other Loan Document shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day. Any extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.
(c) Borrower agrees to pay principal, interest, fees and all other amounts due under the Loan Documents without deduction for set-off or counterclaim or any deduction whatsoever.
(d) If some but less than all amounts due from Borrower are received by Lender, Lender shall apply such amounts in the following order of priority: (i) to the payment of Lender’s expenses incurred under the Loan Documents then due and payable, if any; (ii) to the payment of all other fees under the Loan Documents then due and payable; (iii) to the payment of interest then due and payable on the Term Loan (applied as provided in Section 8.3); (iv) to the payment of all other amounts not otherwise referred to in this Section 2.6(d) then due and payable under the Loan Documents; and (v) to the payment of principal then due and payable on the Term Loan (applied as provided in Section 8.3).
2.7 Collateral. Payment of the Obligations is secured on the Agreement Date by (a) a perfected first priority Lien in the Collateral, and (b) Guaranties of the Obligations by each Guarantor. Parent shall cause each Subsidiary (other than any Foreign Subsidiary) created or acquired after the Agreement Date to execute and deliver to Lender a Guaranty, and such related certificates and opinions as Lender may reasonably require.

ARTICLE III
TAXES AND YIELD PROTECTION
3.1 Taxes.
(a) Except as provided in this Section 3.1, any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, now or hereafter imposed, and all liabilities with respect thereto, excluding, in the case of Lender, its applicable lending office, or any branch or Affiliate thereof, Taxes imposed on or measured by its net income (including net income Taxes imposed by means of a backup withholding tax) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of Lender or its applicable lending office, or any branch or Affiliate thereof, in each case imposed: (i) by the jurisdiction under the Laws of which Lender or its applicable lending office, branch or Affiliate is organized or is located, or in which the principal executive office of Lender is located, or any nation within which such jurisdiction is located or any political subdivision thereof, or (ii) by reason of any present or former connection between the jurisdiction imposing such Tax and Lender or its applicable lending office, branch or Affiliate other than a connection arising solely from Lender having executed, delivered or performed its obligation under, or received payment under or enforced this Agreement the Laws of such jurisdiction (all such Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Indemnified Taxes”). If Borrower shall be required by any Laws to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary to yield to Lender an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with Applicable Laws, and (iv) promptly (but in no event later than thirty days) after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.
(b) In addition, Borrower shall pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
(c) If Borrower shall be required to deduct or pay any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower shall also pay to Lender, at the time interest on the Obligations is paid, such additional amount that Lender specifies as necessary to preserve the after-tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed.
(d) BORROWER SHALL INDEMNIFY LENDER FOR (i) THE FULL AMOUNT OF INDEMNIFIED TAXES AND OTHER TAXES (INCLUDING ANY INDEMNIFIED TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION) PAID BY LENDER, (ii) AMOUNTS PAYABLE UNDER SECTION 3.1(c) AND (iii) ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, IN EACH CASE WHETHER OR NOT SUCH INDEMNIFIED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY. PAYMENT UNDER THIS SECTION 3.1(d) SHALL BE MADE WITHIN THIRTY DAYS AFTER THE DATE LENDER MAKES A DEMAND THEREFOR.

(e) If Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.
3.2 Matters Applicable to all Requests for Compensation. Any demand or notice delivered by Lender to Borrower claiming compensation under this Article III shall be in writing and shall certify (a) that one of the events described in this Article III has occurred, describing in reasonable detail the nature of such event and (b) as to the amount or amounts for which Lender seeks compensation hereunder, setting forth in reasonable detail the basis for and calculations of such compensation. Such certification shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.
3.3 Survival. All of Borrower’s obligations under this Article III shall survive payment in full of all Obligations.
ARTICLE IV
CONDITIONS PRECEDENT
4.1 Conditions Precedent to Term Loan. The obligation of Lender to make the Term Loan is subject to (i) receipt by Lender of the following items which are to be delivered, in form and substance reasonably satisfactory to Lender and (ii) the date (“Closing Date”) of satisfaction of the following conditions, in form and substance reasonably satisfactory to Lender:
(a) Borrower Certificate. A certificate of officers acceptable to Lender of Borrower certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) an original certified copy of its Articles of Organization (or similar organization and governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of the State of Delaware, (iii) a copy of its operating agreement (or similar organization or governance document), as in effect on the Agreement Date, (iv) a copy of the resolutions of the appropriate governance body authorizing it to execute, deliver and perform the Loan Documents to which it is a party, (v) an original certificate of good standing and existence issued by the appropriate authority of the State of Delaware (certified as of a date not more than ten days prior to the Agreement Date), (vi) the accuracy of the representations and warranties in the Loan Documents, (vii) no Default or Event of Default exists, and (viii) no Material Adverse Change having occurred.

(b) Obligor Certificate. A certificate of officers acceptable to Lender of each Obligor (other than Borrower) certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of incorporation, (iii) if a limited liability company, an original certified copy of its Articles of Organizations (or similar organization and governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of organization, (iv) if a limited partnership, an original certified copy of its Certificate of Limited Partnership (or similar organization or governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its jurisdiction of organization, (v) if a corporation, a copy of its By-Laws, as in effect on the Agreement Date, (vi) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the Agreement Date, (vii) if a limited partnership, a copy of its partnership agreement (or similar organization or governance document), as in effect on the Agreement Date, (viii) a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (ix) an original certificate of good standing and existence issued by the appropriate authority of its state of organization (certified as of a date not more than ten days prior to the Agreement Date).
(c) Term Loan Note. Duly executed the Term Loan Note, payable to the order of Lender and in an amount equal to the Term Loan Commitment.
(d) Mortgage. The duly executed and completed Mortgage, executed by Borrower, dated as of the Agreement Date, granting to Lender, a first priority Lien in the Collateral set forth therein, together with insurance certificates (including flood insurance, if applicable), current survey, environmental reports, and title insurance policy, all in form and substance satisfactory to Lender.
(e) Guaranties. A duly executed Guaranty for each Guarantor.
(f) Expenses. Reimbursement for Special Counsel’s reasonable fees and expenses rendered through the date hereof and payment of all title policy fees, bank appraisal fees and environmental review fees.
(g) UCC and Lien Searches. Searches of the Uniform Commercial Code, Tax lien and other records as Lender may require.
(h) Opinions of Borrower’s and Obligors’ Counsel. Opinions of counsel to Borrower and each other Obligor addressed to Lender and Lenders dated the Agreement Date and covering such matters incident to the transactions contemplated hereby as Lender or Special Counsel may reasonably request.
(i) Final Agreement Notice. The Final Agreement Notice executed by all parties thereto.

(j) Other Documents. In form and substance satisfactory to Lender and Special Counsel, such other documents, instruments and certificates as Lender and any Lender may reasonably require in connection with the transactions contemplated hereby.
(k) Parent Credit Agreement. A copy of the fully-executed copy of the Parent Credit Agreement, and all conditions precedent to funding thereunder shall have been satisfied.
(l) Payment of Fees. Payment by Borrower to Lender of an origination fee equal to 1% of the Term Loan Commitment.
(m) Representations and Warranties. All of the representations and warranties of Borrower, each of its Subsidiaries and each other Obligor under this Agreement and each other Loan Document shall be true and correct when made, except to the extent applicable to a specific date, both before and after giving effect to the application of the proceeds of the Term Loan.
(n) No Default or Event of Default. There shall not exist a Default or Event of Default.
(o) Material Adverse Change. There shall have occurred no change in the business, assets, operations, prospects or conditions (financial or otherwise) of Parent, any other Obligor, or any Subsidiary of Parent since June 30, 2008, which caused or could reasonably be expected to cause a Material Adverse Effect.
ARTICLE V
AFFIRMATIVE COVENANTS
From the date hereof and so long as this Agreement is in effect and until payment in full of the Obligations, and the performance of all other obligations of each Obligor under this Agreement and each other Loan Document, Parent will, and will cause each Guarantor to:
5.1 General Covenants.
(a) Payment of Taxes and Claims. Pay and discharge all lawful Taxes imposed upon its income or profits or upon any of its property before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided, however, that it shall not be required to pay or discharge any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and it shall pay such Tax, charge or claim before any Collateral subject thereto shall be sold to satisfy a Lien.
(b) Maintenance of Existence. As to Parent and Borrower only, do all things necessary to preserve and keep in full force and effect it as a corporation, limited liability company or partnership, as appropriate.

(c) Preservation of Property. Keep its properties which are necessary to continue business, whether owned in fee or otherwise, or leased, in good operating condition, ordinary wear and tear excepted, and comply with all material leases to which it is a party or under which it occupies or uses property so as to prevent any material loss or forfeiture thereunder.
(d) Insurance. Maintain in force with financially sound and reputable insurers, policies with respect to its property and business against such casualties and contingencies (including public liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of entities engaged in the same or similar lines of business of comparable size and financial strength and as deemed necessary or required by Lender.
(e) Compliance with Applicable Laws. Comply in all material respects with the requirements of all applicable Laws and orders of any Governmental Authority, except where contested in good faith and by proper proceedings or where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and obtain and maintain all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.
5.2 Accounts, Reports and Other Information. Maintain a system of accounting in accordance with GAAP, consistently applied, and furnish, or cause to be furnished, to Lender the following:
(a) Interim Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Parent, a balance sheet and income statement of Parent as of the end of such fiscal quarter, all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Parent (i) as being true and correct in all material respects to the best of his or her knowledge and (ii) as having been prepared in accordance with GAAP, consistently applied.
(b) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Parent, a balance sheet and income statement of Parent as of the end of such fiscal year, in each case audited and unqualified by Auditors.
(c) Compliance Certificate. A certificate signed by the Chief Financial Officer of Parent within forty-five (45) days after the end of each quarter of each fiscal year of Borrower stating that Parent and Borrower are in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof.
(d) 10K Filings. Parent’s annual 10K filing with the Securities and Exchange Commission within fifteen (15) days after such filing.
(e) 10Q Filings. Parent’s quarterly 10Q filing with the Securities and Exchange Commission within fifteen (15) days after such filing.

(f) Other Reports. Promptly upon request by Lender, a copy of (i) such financial statements, reports, notices or proxy statements sent by it to stockholders requested by Lender, (ii) such regular or periodic reports and any registration statements, prospectuses and written communications in respect thereof filed by it with any state insurance department, any securities exchange, or with the Securities Exchange Commission or any successor agency requested by Lender, and (iii) all press releases concerning it.
(g) Notice of Default. Promptly upon the happening of any condition or event which constitutes an Event of Default or Default, a written notice specifying the nature and period of existence thereof and what action it is taking and propose to take with respect thereto.
(h) Notice of Judgment. Promptly (but no later than 30 days after such date) upon the entry by any court of competent jurisdiction of any judgment requiring the payment by any Obligor of monies in excess of $1,000,000 or the effectiveness of any other order or settlement requiring the payment by any Obligor of monies in excess of $1,000,000, a written notice detailing such judgment, order and/or settlement.
(i) Notice of Claimed Default. Promptly (but no later than 30 days after such date) upon becoming aware that the holder of any note or any evidence of indebtedness or other security or payee of any obligation in an amount of $1,000,000 or more (including, without limitation, the Parent Credit Agreement) has given notice or taken any action with respect to a claimed event of default thereunder, a written notice specifying the notice given or action taken by such holder and the nature of the claimed event of default thereunder and what action it is taking or proposes to take with respect thereto.
(j) Notice from Governmental Authority. Promptly upon receipt thereof, information with respect to and copies of any notices received from any Governmental Authority relating to an order, ruling, statute or other Law or information which could reasonably be expected to have a Material Adverse Effect.
(k) Auditors’ Reports. Promptly upon receipt thereof, a copy of (i) each other report or “management letter” submitted to Parent or any of its Subsidiaries by Auditors in connection with any annual, interim or special audit made by them of the books of Borrower or such Subsidiary and (ii) each report submitted to Parent or any of its Subsidiaries by any Auditors to the extent that such report, in the good faith opinion of Parent or such Subsidiary, identifies a condition, situation or event that has or is reasonably likely to have a Material Adverse Effect.
(l) Additional Information. Such other additional financial information which Lender may require to rate and/or otherwise administer the Loan, as may be reasonably requested from time to time by Lender, including but not limited to operating statements on any assets listed on Parent’s financial statements.

Documents required to be delivered pursuant to this Section 5.2 shall be deemed to have been delivered if and to the extent any such documents are filed, or are included in materials otherwise filed, with the United States Securities and Exchange Commission on the date of such filing. Notwithstanding anything to the contrary, the deadline for delivery of any notice under Section 5.2 (other than information required under Sections 5.2(a), (b) and (c)) shall not be shorter than the required deadline for making such public filings under Applicable Law.
5.3 Inspection. (a) If no Event of Default exists, upon three Business Day’s prior notice, and as often as may be reasonably requested, and (b) if an Event of Default exists, upon request by Lender, permit Lender or any representatives of Lender to visit and inspect any of its properties, to examine all books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts with its officers, employees and auditors (and by this provision Parent authorizes Auditors to discuss with Lender and its representatives the finances and affairs of Parent and its Subsidiaries, provided Parent receives advance notice of any such discussions with the Auditors and has an opportunity to participate in such discussions). All costs and expenses of Lender related to (a) the first such inspection during each fiscal year conducted when no Event of Default exists, and (b) each such inspection conducted when an Event of Default exists, shall be a part of the Obligations and paid by Borrower to Lender within ten days after written demand by Lender.
5.4 Compliance with ERISA. Comply with ERISA in all material respects, and (a) at all times make contributions within the time limits imposed by Law to meet the minimum funding standards set forth in ERISA with respect to any Plan; (b) notify Lender as soon as reasonably practicable of any fact which it knows or should know, including but not limited to any Reportable Event, arising in connection with any Plan which could reasonably be expected to result in termination thereof by the PBGC or for the appointment by a Governmental Authority of a trustee to administer the Plan; and (c) furnish to Lender upon such request such additional information concerning any Plan as Lender may reasonably request.
5.5 Maintenance of Priority of Bank Liens. Upon the request of Lender from time to time, it shall perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional agreements, documents, instruments, and certificates as Lender may deem necessary or appropriate in order to perfect and maintain the Bank Liens in favor of Lender and preserve and protect the rights of Lender in respect of the Collateral.

5.6 Indemnity. BORROWER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS LENDER, ITS AFFILIATES, AND EACH OF ITS (INCLUDING SUCH AFFILIATES’) OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, SHAREHOLDERS AND CONSULTANTS (INCLUDING, WITHOUT LIMITATION, THOSE RETAINED IN CONNECTION WITH THE SATISFACTION OR ATTEMPTED SATISFACTION OF ANY OF THE CONDITIONS SET FORTH HEREIN) OF EACH OF THE FOREGOING (COLLECTIVELY, “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE ATTORNEY COSTS OF COUNSEL FOR SUCH INDEMNITEES IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT SUCH INDEMNITEES SHALL BE DESIGNATED A PARTY THERETO), IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNITEES (WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL AND WHETHER BASED ON ANY FEDERAL, STATE, OR LOCAL LAWS AND REGULATIONS, UNDER COMMON LAW OR AT EQUITABLE CAUSE, OR ON CONTRACT, TORT OR OTHERWISE, ARISING FROM OR CONNECTED WITH THE PAST, PRESENT OR FUTURE OPERATIONS OF PARENT OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE PREDECESSORS IN INTEREST, OR THE PAST, PRESENT OR FUTURE ENVIRONMENTAL CONDITION OF PROPERTY OF PARENT OR ANY OF ITS SUBSIDIARIES), IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY ACT, EVENT OR TRANSACTION OR ALLEGED ACT, EVENT OR TRANSACTION RELATING OR ATTENDANT THERETO, THE MAKING OR ANY PARTICIPATION IN THE TERM LOAN, INCLUDING IN CONNECTION WITH, OR AS A RESULT, IN WHOLE OR IN PART, OF ANY NEGLIGENCE OF LENDER (OTHER THAN THOSE MATTERS RAISED EXCLUSIVELY BY A PARTICIPANT AGAINST THE LENDER AND NOT BORROWER), OR THE USE OR INTENDED USE OF THE PROCEEDS OF THE TERM LOAN HEREUNDER, OR IN CONNECTION WITH ANY INVESTIGATION OF ANY POTENTIAL MATTER COVERED HEREBY, BUT EXCLUDING ANY CLAIM OR LIABILITY THAT ARISES AS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, AS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION (COLLECTIVELY, “INDEMNIFIED MATTERS”). IN ADDITION, BORROWER SHALL PERIODICALLY, UPON REQUEST, REIMBURSE EACH INDEMNITEE FOR ITS REASONABLE LEGAL AND OTHER ACTUAL EXPENSES (INCLUDING THE COST OF ANY INVESTIGATION AND PREPARATION) INCURRED IN CONNECTION WITH ANY INDEMNIFIED MATTER. THE REIMBURSEMENT, INDEMNITY AND CONTRIBUTION OBLIGATIONS UNDER THIS SECTION SHALL BE IN ADDITION TO ANY LIABILITY WHICH BORROWER MAY OTHERWISE HAVE, SHALL EXTEND UPON THE SAME TERMS AND CONDITIONS TO EACH INDEMNITEE, AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF ANY SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF BORROWER, LENDER, AND ALL OTHER INDEMNITEES. THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND PAYMENT OF THE OBLIGATIONS.
5.7 Use of Proceeds. Borrower shall use the proceeds of the Term Loan to repay debt under the Existing Credit Agreement.
5.8 Parent Credit Agreement. Borrower and Parent shall promptly provide to Lender, but in no event later than ten (10) business days after Borrower’s and/or Parent’s receipt of same, a true, complete and correct copy of: (i) any and all amendments, modifications and/or restatements of the Parent Credit Agreement and the Loan Documents (as defined in the Parent Credit Agreement), and (ii) any and all notices from Parent Lender with respect to either (A) the intent of Parent Lender to accelerate all or any portion of the indebtedness owing under the Parent Credit Agreement, and/or (B) the acceleration of all or any portion of the indebtedness owing under the Parent Credit Agreement.

5.9 Mortgaged Property. Parent and Borrower shall at all times (i) pay and discharges all Taxes owing with respect to the Mortgaged Property as required by the Mortgage, (ii) preserve the Mortgaged Property as required by the Mortgage, (iii) maintain insurance with respect to the Mortgaged Property as required by the Mortgage, (iv) comply with all Laws applicable to the Mortgaged Property as required by the Mortgage, and (v) otherwise perform all of the covenants and conditions set forth in the Mortgage.
5.10 Access to Mortgaged Property. Borrower shall its use best efforts to obtain, within 120 days after the date of this Agreement, legal access from the Mortgaged Property to Delaney Road, which access shall be in the form of a recorded access easement or publicly dedicated right-of-way or in form otherwise be reasonably acceptable to Lender.
ARTICLE VI
NEGATIVE COVENANTS
From and after the Parent Credit Agreement Satisfaction Date and thereafter so long as this Agreement is in effect and until payment in full of the Obligations, and the performance of all other obligations of each Obligor under this Agreement and each other Loan Document, Parent shall not, and shall not permit any Guarantor to:
6.1 Nature of Business. Make any material change in the nature of its business as carried on as of the Agreement Date.
6.2 Liquidations, Mergers, Consolidations. Liquidate, merge or consolidate with or into any other entity.
6.3 Disposition of Assets. Dispose of any of its assets or properties, other than in the ordinary course of business or sales of worn, damaged or obsolete equipment.
6.4 Liens. Create or incur any lien or encumbrance on any of its assets, other than Permitted Liens.
6.5 Debt. Create, incur or assume any Debt, other than Permitted Debt.
6.6 [intentionally omitted].
6.7 Loans. Make any loans or advances to any Person except for (i) loans to Obligors, and (ii) loans to officers and directors of Parent not to exceed $100,000.00 in the aggregate at any one time.
6.8 Transactions with Affiliates. Except for transactions among Obligors, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Parent, except: (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 6.7; (c) payment of customary directors’ fees and indemnities; (d) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 6.8; (e) transactions with Affiliates in the ordinary course of upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Parent.

6.9 Burdensome Agreements. Enter into any agreement (other than this Agreement or any other Loan Document) that limits the ability (a) of any Obligor to pay Dividends to Borrower or to otherwise transfer property to Parent, (b) of any Obligor to guarantee the Obligations or (c) of Parent or any Obligor to create, incur, assume or suffer to exist Liens on property of such Person.
6.10 Acquisition of Assets. Acquire any assets, property or business of any Person, except in the ordinary course of business, or participate in any joint venture, or create or acquire any Subsidiary, except Permitted Acquisitions, provided and if such Permitted Acquisition results in a new Subsidiary (other than a Foreign Subsidiary), such new Subsidiary delivers to Lender (in such number of counterparts as Lender may reasonably require) the following:
(a) A certificate of officers acceptable to Lender of such Subsidiary certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct by the appropriate authority of its state of incorporation as of a date not more than ten days prior to the date such certificate is delivered to Lender, (iii) if a limited liability company, an original certified copy of its Articles of Organizations (or similar organization and governance document), certified as true, complete and correct by the appropriate authority of its state of organization as of a date not more than ten days prior to the date such certificate is delivered to Lender, (iv) if a corporation, a copy of its By-Laws, as in effect on the date such certificate is delivered to Lender, (v) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the date such certificate is delivered to Lender, (vi) a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (vii) an original certificate of good standing and existence issued by the appropriate authority of its state of organization (certified as of a date not more than ten days prior to the date such certificate is delivered to Lender).
(b) The duly executed Guaranty of such Subsidiary.
(c) Reimbursement of Lender’s reasonable expenses related to the formation of such new Subsidiary, including Special Counsel’s reasonable fees and expenses.
(d) Searches of the Uniform Commercial Code, Tax lien and other records as Lender may require.
(e) Opinions of counsel to Parent and such Subsidiary addressed to Lender and covering such matters incident to such new Subsidiary and the Loan Documents as Lender or Special Counsel may reasonably request.
(f) A Notice of Final Agreement executed by such Subsidiary.

(g) In form and substance reasonably satisfactory to Lender and Special Counsel, such other documents, instruments and certificates as Lender may reasonably require in connection with the formation of such new Subsidiary.
6.11 Loans and Investments. Make any Investment except (a) Permitted Investments, and (b) acquisitions permitted by Section 6.10.
6.12 ERISA. Make funding contributions with respect to any Plan that are less than the minimum required by ERISA or the regulations thereunder, or permit any Plan ever to be subject to involuntary termination proceeding by the PBGC pursuant to ERISA § 4042(a).
6.13 Assignment. Directly or indirectly, assign or transfer, or attempt to do so, any rights, duties or obligations under the Loan Documents.
6.14 Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.
6.15 Stock Repurchases. Make any Stock Repurchases, except that if no Default or Event of Default exists or would result after giving effect thereto, Parent may repurchase up to 200,000 shares of its capital stock authorized by its Board of Directors as of the Agreement Date.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
Parent represents, warrants, and covenants, to Lender, as follows:
7.1 Organization and Qualification. Parent and each Obligor (a) is a corporation, limited liability company or limited partnership duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization; (b) is duly licensed and in good standing as a foreign corporation, limited liability company or limited partnership in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing as such; and (c) possesses all requisite corporate, limited liability company or limited partnership, respectively, power, authority and legal right, to execute, deliver and comply with the terms of the Loan Documents to be executed by it, all of which have been duly authorized and approved by all necessary corporate, limited liability company or limited partnership action and for which no approval or consent of any Governmental Authority which has not been obtained is required. No proceeding is pending for the forfeiture of Parent’s or any such Obligor’s organization documents or its dissolution. The issued and outstanding capital stock, limited liability company interest and partnership interest of Parent and each of Obligor is duly authorized validly issued, fully paid and nonassessable, and free of the preemptive rights of shareholders as of the Agreement Date. Schedule 7.1 sets forth the respective jurisdiction of organization and percentage ownership as of the Agreement Date of each of Parent’s direct and indirect Subsidiaries as of the Agreement Date. Parent has no direct or indirect Subsidiary other than those set forth on Schedule 7.1.

7.2 Financial Statements. The Financial Statements heretofore furnished to Lender prior to the Agreement Date are complete and correct in all material respects and prepared in accordance with GAAP, and fairly present the financial condition of the Persons described therein as of the dates indicated and for the periods involved. There are no Contingent Debts, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, any of which are material in amount in relation to the financial condition of Parent or any of its Subsidiaries, except for Existing Debt. Neither Parent nor any of its Subsidiaries has any Off-Balance Sheet liabilities. Since the date of the most recent financial statements delivered pursuant to Section 5.2(a) or (b), as applicable, there has been no Material Adverse Change.
7.3 Compliance With Laws and Other Matters. The execution, delivery and performance and compliance with the terms of the Loan Documents will not cause Parent or any of its Subsidiaries to be, (a) in violation of its corporate charter or bylaws, certificate of organization, operating agreement, certificate of limited partnership, partnership agreement or other organization and governance document, (b) in violation of any Law in any respect which could have any Material Adverse Effect, or (c) in default (nor has any event occurred which, with notice or lapse of time or both, could constitute a default) under any material agreement (including any agreement related to any Debt or such Person).
7.4 Litigation. As of the Agreement Date, there is no Litigation pending against or, to the knowledge of Parent, threatened against or affecting any Parent or any of its Subsidiaries or their respective assets or properties which involves the probability of any final judgment or liability which may result in a Material Adverse Change. Schedule 7.4 is a complete and correct description of all Existing Litigation. There are no outstanding or unpaid final judgments against Parent or any of its Subsidiaries.
7.5 Title to Properties. Parent and each other Obligor has (a) full corporate, limited liability or partnership, respectively, power, authority and legal right to own and operate the properties which it now owns, and to carry on the lines of business in which it is now engaged, and (b) good and marketable title to the Collateral, subject to no Lien of any kind, except Permitted Liens. Except for the Mortgage, Borrower and/or Parent has not granted to any party, including Parent Lender, a Lien of any kind on the Mortgaged Property.
7.6 Authorization; Validity. The Board of Directors, managers, partners or other appropriate governance board of each Obligor has duly authorized the execution and delivery of the Loan Documents to which such Obligor is a party and the performance of their respective terms. No consent of the stockholders, members, partners or other equityholders of any Obligor is required as a prerequisite to the validity and enforceability of any Loan Document. Each Obligor has full corporate, limited liability or partnership, respectively, power, authority and legal right to execute and deliver and to perform and observe the provisions of all Loan Documents to which such Obligor is a party. Each of the Loan Documents is the legal, valid and binding obligation of each Obligor which is a party thereto, enforceable in accordance with its respective terms, subject as to enforcement of remedies to any Debtor Relief Laws.
7.7 Taxes. Parent and each other Obligor have filed all federal and state and all other material income Tax returns which are required to be filed by such Person and has paid all Taxes as shown on said returns, and all Taxes due and payable without returns and all assessments received to the extent that such Taxes or assessments have become due and payable. All Tax liabilities of Parent and each of its Subsidiaries are adequately provided for on the books of such Person, including interest and penalties. No income Tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid, except such Taxes being contested in good faith by appropriate proceedings.

7.8 Use of Proceeds. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. None of the assets of any Obligor are margin stock. No Obligor nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the Loan Documents to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.
7.9 Possession of Franchises, Licenses, Etc. Parent and each other Obligor possesses all franchises, certificates, licenses, permits and other authorizations from all Governmental Authorities, free from burdensome restrictions, that (a) are necessary for the ownership, maintenance and operation of its properties and assets, and (b) the loss of possession of which could reasonably be expected to have a Material Adverse Effect, and such Person is not in violation of any thereof.
7.10 Leases. Except as to properties which are owned by Parent or any of its Subsidiaries, Parent and each Obligor enjoys peaceful and undisturbed possession of all leases necessary for the operation of its properties and assets the loss of possession of which could reasonably be expected to have a Material Adverse Effect. All such leases are valid and subsisting and are in full force and effect.
7.11 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Lender by or on behalf of Parent or any other Obligor in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Parent or any other Obligor and not known to the public generally which reasonably may be expected to materially adversely affect its assets or in the future may reasonably be expected (so far as such Parent or each Obligor can now foresee) to result in a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to Lender by or on behalf of Parent or any other Obligor prior to the date hereof in connection with the transactions contemplated hereby.
7.12 ERISA. As of the Agreement Date, neither Parent nor any of its Subsidiaries has (a) incurred any material accumulated funding deficiency within the meaning of ERISA, or (b) incurred any material liability to the PBGC in connection with any Plan established or maintained by it. No Reportable Event has occurred with respect to any Plan which could reasonably be expected to result in a Material Adverse Change.

7.13 Regulatory Acts. Neither Parent nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is subject to regulation under any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System) which regulates the incurring by Parent or any of its Subsidiaries of debt, including, but not limited to, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services.
7.14 Solvency. Parent and each of its Subsidiaries is, and Parent and its Subsidiaries on a consolidated basis are, Solvent.
7.15 Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Change or Effect:
(a) The Mortgaged Property does not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental Laws;
(b) All Environmental Permits have been obtained and are in effect with respect to the Mortgaged Property and operations of Parent and each of its Subsidiaries, and the Mortgaged Property and all operations of each Obligor are in material compliance therewith;
(c) Neither Parent nor any of its Subsidiaries has received any written notice of an Environmental Claim in connection with the Mortgaged Property or the operations of Parent or any of its Subsidiaries, nor does Borrower or any of its Subsidiaries have knowledge that any such written notice will be received or is being threatened;
(d) Neither Parent nor any of its Subsidiaries has actual knowledge of any liabilities related to Hazardous Materials Parent or any of its Subsidiaries has retained or assumed, in whole or in part, contractually;
(e) To Parent’s knowledge, Hazardous Materials have not been transported from the Mortgaged Property, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under the Mortgaged Property in a manner that could reasonably be expected to give rise to liability under any Environmental Law; and
(f) Neither Parent nor any of its Subsidiaries has actual knowledge that Parent or any of its Subsidiaries has retained or assumed any liability contractually, with respect to the generation, treatment, storage or disposal of Hazardous Materials.
7.16 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, and each shall be true and correct in all material respects when made, except to the extent applicable to a specific date. All such representations and warranties shall survive, and not be waived by, the execution hereof by Lender, any investigation or inquiry by Lender, or by the making of the Term Loan under this Agreement.

ARTICLE VIII
EVENTS OF DEFAULT
8.1 Default. The term “Event of Default” as used herein, means the occurrence and continuance of any one or more of the following events (including the passage of time, if any, specified therefor):
(a) Term Loan. The failure or refusal of Borrower to pay any part of the principal of or interest on the Term Loan or of Borrower on or before the date such payment is due; or
(b) Other Obligations. The failure or refusal of Borrower to pay any part of the Obligations (other than as referenced in Section 8.1(a)) on or before the date such payment is due and such failure shall continue for three days after such payment was due; or
(c) Covenants. (i) The failure or refusal of any Obligor to perform, observe and comply with any covenant, agreement or condition contained in Article VI or Sections 5.1(b), 5.2(a),(b),(c),(g),(h),(i),(l), 5.3, 5.5, 5.6, 5.7, 5.8, 5.9 (subject to any applicable cure or grace periods contained in the Mortgage) or 5.10 of this Agreement, or (ii) the failure or refusal of any Obligor to perform, observe and comply with any other covenant, agreement or condition in this Agreement or any other Loan Document (other than covenants to pay the Obligations and those referenced in clause (i) immediately preceding) and the continuation of such failure or refusal for thirty days after the earlier of actual knowledge thereof by Senior Management or notice thereof from Lender, provided, however, clause (ii) shall have no effect prior to the occurrence of the Parent Credit Agreement Satisfaction Date; or
(d) Voluntary Debtor Relief. Any Obligor or any of its Subsidiaries shall (i) execute an assignment for the benefit of creditors, or (ii) admit in writing its inability, or be generally unable, to pay its debts generally as they become due, or (iii) voluntarily seek the benefit or benefits of any Debtor Relief Law, or (iv) voluntarily become a party to any proceeding provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights of Lender granted in the Loan Documents; or
(e) Involuntary Proceedings. Any Obligor or any of its Subsidiaries shall involuntarily (i) have an order, judgment or decree entered against it or a material portion of its property by any Governmental Authority pursuant to any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Lender in any of the Loan Documents, or (ii) have a petition filed against it or a material portion of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Lender in any of the Loan Documents, and the failure to have such order, judgment, decree or petition dismissed within sixty days after the filing or entry thereof; or
(f) Judgments. Any Obligor or any of its Subsidiaries shall have rendered against it a money judgment in an aggregate uninsured amount in excess of $1,000,000 for which such Person has not set aside appropriate reserves, and the same shall remain in effect and unstayed for a period of thirty consecutive days, provided, however, this Section 8.1(f) shall have no effect prior to the occurrence of the Parent Credit Agreement Satisfaction Date; or

(g) Parent Credit Agreement. Parent Lender shall have declared all or any portion of the indebtedness owing under and/or in connection with the Parent Credit Agreement to be immediately due and payable; or
(h) Misrepresentation. Any statement, representation or warranty in the Loan Documents or in any writing ever delivered to Lender pursuant to the Loan Documents proves to be incorrect in any material respect where made, provided, however, prior to the occurrence of the Parent Credit Agreement Satisfaction Date, this Section 8.1(h) shall have no effect with respect to statements, representations and/or warranties which either (i) do not relate to the enforceability of the Loan Documents, and/or (ii) are not set forth in the Mortgage.
(i) ERISA. Any Reportable Event under any Plan, or the appointment by an appropriate Governmental Authority of a trustee to administer any Plan, or the termination of any Plan within the meaning of Title IV of ERISA, or any material accumulated funding deficiency within the meaning of ERISA under any Plan, or the institution of proceedings by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, and any of such events could reasonably be expected to result in a Material Adverse Change, provided, however, this Section 8.1(i) shall have no effect prior to the occurrence of the Parent Credit Agreement Satisfaction Date; or
(j) Loan Documents. This Agreement, any Note, any Guaranty, any Security Document, or any other material agreement related to this Agreement shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect in or be declared to be null and void (other than in accordance with the terms hereof or thereof) or the validity or enforceability thereof be contested by any Person party thereto (other than Lender) or any Person (other than Lender) shall deny in writing that it has any liability or any further liability or obligations under any Loan Document to which it is a party; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien in any Collateral.
8.2 Remedies. If an Event of Default exists:
(a) With the exception of an Event of Default specified in Section 8.1(d) or (e), Lender may declare the principal of and interest on the Term Loan and Obligations and other amounts owed under the Loan Documents to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding.
(b) Upon the occurrence of an Event of Default specified in Section 8.1(d) or (e), the principal of and interest on the Term Loan and Obligations and other amounts and under the Loan Documents shall thereupon and concurrently therewith become due and payable, all without any action by Lender or any holders of the Term Loan Note and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Loan Documents to the contrary notwithstanding.

(c) Lender may exercise all of the post-default rights granted to them under the Loan Documents or under Law.
(d) The rights and remedies of Lender hereunder shall be cumulative, and not exclusive.
8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Term Loan and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in the following order:
(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 9.2 and amounts payable under Article III) payable under the Loan Documents to Lender;
(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lender (including Attorney Costs payable under Section 9.2 and amounts payable under Article III);
(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan;
(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan;
(e) Fifth, to all other Obligations; and
(f) Last, to the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;
ARTICLE IX
MISCELLANEOUS
9.1 Notices.
(a) All notices and other communications under this Agreement (except in those cases where giving notice by telephone is expressly permitted) shall be in writing and shall be deemed to have been given on the date personally delivered or sent by telecopy (answerback received), or three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, addressed to the party to which such notice is directed at its address determined as provided in this Section. All notices and other communications under this Agreement shall be given if to Borrower and Parent, at the address specified on Schedule 9.1, and if to Lender, at the address specified on Schedule 9.1.
(b) Any party hereto may change the address to which notices shall be directed by giving ten days’ written notice of such change to the other parties.

9.2 Expenses. Borrower shall promptly pay:
(a) all reasonable out-of-pocket expenses and reasonable Attorney Costs of Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the Term Loan hereunder;
(b) all reasonable out-of-pocket expenses and reasonable Attorney Costs of Lender in connection with the preparation, negotiation, execution and delivery of any waiver, amendment or consent, as appropriate, relating to this Agreement or the other Loan Documents; and
(c) all costs, out-of-pocket expenses and Attorney Costs of Lender incurred for enforcement, collection, restructuring, refinancing and “work-out”, or otherwise incurred in obtaining performance under the Loan Documents, and all costs and out-of-pocket expenses of collection if default is made in the payment of the Term Loan Note or other Obligations which in each case shall include without limitation fees and expenses of consultants and counsel for Lender.
9.3 Waivers. The rights and remedies of Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No failure or delay by Lender in exercising any right shall operate as a waiver of such right. Any waiver or indulgence granted by Lender shall not constitute a modification of any Loan Document, except to the extent expressly provided in such written waiver or indulgence, or constitute a course of dealing by Lender at variance with the terms of any Loan Document such as to require further notice by Lender of Lender’s intent to require strict adherence to the terms of such Loan Document in the future. Any such actions shall not in any way affect the ability of Lender, in its discretion, to exercise any rights available to them under this Agreement, any other Loan Document or under any other agreement, whether or not Lender is a party thereto, relating to Borrower, its Subsidiaries or other Obligors.
9.4 Determinations by Lender. Any material determination required or expressly permitted to be made by Lender under this Agreement shall be made in its reasonable judgment and in good faith, and shall when made, absent manifest error, constitute prima facie evidence as to the accuracy thereof.
9.5 Set-Off. In addition to any rights now or hereafter granted under Law and not by way of limitation of any such rights, during the existence of an Event of Default, Lender and any subsequent holder of the Term Loan Note or other Obligations, is hereby authorized by Borrower at any time or from time to time, solely after the occurrence of the Parent Credit Agreement Satisfaction Date, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to set-off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation Debt evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Debt at any time held or owing by Lender, or such holder to or for the credit or the account of Borrower, against and on account of the Obligations and other liabilities of Borrower to Lender, or such holder, irrespective of whether or not (a) Lender, or such holder shall have made any demand hereunder, or (b) Lender, or such holder shall have declared the principal of and interest on any Loan and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by Lender, or any assignee, participant or subsequent holder of any other Obligation shall be subject to pro rata treatment of the Obligations and other liabilities hereunder. Notwithstanding any provision of any Loan Document to the contrary, no Lender may set-off against funds in any account containing only funds held in trust by Borrower for the benefit of a third party and which account Borrower has disclosed to Lender as being a trust account.

9.6 Assignment.
(a) Neither Borrower nor any other Obligor may assign or transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of Lender.
(b) Lender may at any time sell participations in all or any part of the Term Loan (collectively, “Participations”) to any banks or other financial institutions (“Participants”) provided that such Participation shall not confer on any Person (other than the parties hereto) any right to vote on, approve or sign amendments or waivers, or any other independent benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents, other than the right to vote on, approve, or sign amendments or waivers or consents with respect to items that would result in (i) (A) the extension of the date of maturity of, or (B) the extension of the due date for any payment of principal, interest or fees respecting, or (C) the reduction of the amount of any installment of principal or interest on or the change or reduction of any mandatory reduction required hereunder, or (D) a reduction of the rate of interest on, the Term Loan; or (ii) the release of security for the Obligations (except pursuant to this Agreement). Notwithstanding the foregoing, Borrower agrees that Participants shall be entitled to the benefits of Article VIII and Section 9.5 as though they were the Lender. To the fullest extent it may effectively do so under Law, Borrower agrees that any Participant may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its Participation as fully as if such Participant were the holder of the Term Loan in the amount of its Participation.
9.7 Amendment and Waiver. The provisions of this Agreement may not be amended, modified or waived except by the written agreement of Borrower and Lender. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing the parties required by this Section 9.7.

9.8 Confidentiality. Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by Laws or by any subpoena or similar legal process, (d) to any other Lender, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the written consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower, any of its Subsidiaries or any other Obligor. For purposes of this Section, “Information” means all information received from Borrower, any other Obligor or any Subsidiary of Parent relating to Parent, any other Obligor or any Subsidiary of Parent or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower, any other Obligor or any Subsidiary of Parent, provided that, in the case of information received from Borrower, any other Obligor or any Subsidiary of Parent after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
9.9 Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.
9.10 Severability. Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any Governmental Authority shall be ineffective to the extent of such prohibition or invalidity or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
9.11 Interest and Charges. It is not the intention of any parties to this Agreement to make an agreement in violation of the Laws of any applicable jurisdiction relating to usury. Regardless of any provision in any Loan Document, Lender shall never be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the Maximum Amount. If Lender, or any Participant ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal by Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, Borrower and Lender shall, to the maximum extent permitted under Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided, however, that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the total principal amount of the Obligations owing, and, in such event, Lender shall not be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Loan Documents.

9.12 Exception to Covenants. No Obligor shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.
9.13 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.
9.14 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (EXCEPT TO THE EXTENT THAT THE LAWS OF MICHIGAN APPLY WITH RESPECT TO THE COLLATERAL). THE LOAN DOCUMENTS ARE PERFORMABLE IN SAN ANTONIO, BEXAR COUNTY, TEXAS, AND BORROWER AND LENDER WAIVE THE RIGHT TO BE SUED ELSEWHERE. BORROWER AND LENDER AGREE THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN SAN ANTONIO, TEXAS SHALL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
9.15 WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER HEREBY KNOWINGLY VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER ENTERING INTO THIS AGREEMENT AND MAKING ANY LOANS.
9.16 ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
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IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

BORROWER:	WOODARD—CM, LLC, a Delaware limited liability company
	By:	/s/ C. Brett Burford
		Name:	C. Brett Burford
		Title:	Secretary and Chief Financial Officer

PARENT:	CRAFTMADE INTERNATIONAL, INC., a Delaware corporation
	By:	/s/ C. Brett Burford
		Name:	C. Brett Burford
		Title:	Secretary and Chief Financial Officer

LENDER:	THE FROST NATIONAL BANK
	By:	/s/ Julie Glass
		Name:	Julie Glass
		Title:	Senior Vice President